Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description sets forth certain material terms and provisions of the common stock of Rubber Leaf Inc, a Nevada corporation which are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the Nevada Revised Statutes (“NRS”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the relevant provisions of the NRS, and to our Articles of Incorporation filed with the Nevada Secretary of State on May 18, 2021, and our Bylaws dated May 25, 2021 (the “Bylaws”), which are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, of which this Exhibit is a part, and are incorporated by reference herein. We encourage you to read the Company’s Articles of Incorporation and the Bylaws, and the relevant provisions of the NRS for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this Exhibit 4.1 refer solely to Rubber Leaf Inc.

Authorized and Outstanding Capital Stock

Our authorized capital stock presently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of March 20, 2024, we had 41,109,458 shares of common stock outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Voting

Holders of shares of the common stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of shares of common stock will be entitled to receive ratably such dividends, if any, when, as, and if declared by our Board of Directors out of the Company’s assets or funds legally available for such dividends or distributions.

Liquidation and Distribution

In the event of any liquidation, dissolution, or winding up of the Company’s affairs, holders of the common stock would be entitled to share ratably in the Company’s assets that are legally available for distribution to its stockholders. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Company must pay the applicable distributions to the holders of its preferred stock before it may pay distributions to the holders of common stock.

Conversion, Redemption, and Preemptive Rights

Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the common stock.

Quotation on OTC Market

Our common stock is quoted on the Pink Open Market under the symbol “RLEA.”

Transfer Agent and Registrar

Our transfer agent and registrar for all securities registered under Section 12 of the Exchange Act is West Coast Stock Transfer, Inc., located at 721 N. Vulcan Ave. 1st FL, Encinitas, CA 92024. Their telephone number is (619) 664-4780.

Anti-Takeover Effects of Nevada Law and the Articles of Incorporation and Bylaws

Certain provisions of the Articles of Incorporation and Bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws and the relevant provisions of the NRS.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our authorized capital includes “blank check”. Our Board has the authority to issue preferred stock in one or more class or series and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

Action by Written Consent

Our Bylaws provide that any action required or permitted by law, the Articles of Incorporation, or Bylaws to be taken at a meeting of the stockholders of the Company may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to our Board of Directors at a meeting or to propose any business to be considered by our stockholders at a meeting must comply with certain advance notice and other requirements set forth in our Bylaws and Rule 14a-8 of the Exchange Act.

Special Meetings

Our Bylaws provide that special meetings of stockholders may only be called by the President or Chief Executive Officer. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting unless all stockholders entitled to vote are present and consent.

Board Vacancies

Our Bylaws provide that any vacancy on our Board of Directors, howsoever resulting, may be filled by a majority vote of the remaining directors.

Removal of Directors

Our Bylaws provide that any director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Right to Alter, Amend or Repeal Bylaws

Our Bylaws provide that they may be altered, amended or repealed at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the Directors present at such meeting.

Indemnification of Officers and Directors and Insurance

Our Bylaws provide for limitation of liability of our directors and for indemnification of our directors and officers to the fullest extent permitted under Nevada law. Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Nevada law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on our Company or our stockholders. Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Nevada law.

In accordance with Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Nevada Anti-Takeover Statutes

The NRS contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the NRS, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of two years following the date such stockholder becomes an interested stockholder. The NRS defines an interested stockholder, generally, as a person who is the beneficial owner, directly or indirectly, of 10% of the outstanding shares of a Nevada corporation. In addition, the NRS generally disallows the exercise of voting rights with respect to “control shares” of an “issuing corporation” held by an “acquiring person,” unless such voting rights are conferred by a majority vote of the disinterested stockholders. “Control shares” are those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person (i) acquire or offer to acquire in an acquisition of a controlling interest and (ii) acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person. An “issuing corporation” is a corporation organized in Nevada which has two hundred or more stockholders, at least one hundred of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The NRS also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.